Exhibit 99.1

KBR

601 Jefferson St. •	Houston, Texas 77002

Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Rob Kukla, Jr.
April 30, 2009	Director, Investor Relations
713-753-5082

Heather Browne
Director, Communications
713-753-3775

KBR ANNOUNCES FIRST QUARTER 2009 RESULTS

$0.48 per diluted share for first quarter 2009 net income attributable to KBR, Inc.

•	Revenue for the first quarter of 2009 increased 27% over the previous year first quarter

•	Solid backlog at the end of March 31, 2009 of $12.8 billion with no material project cancellations during the first quarter of 2009

•	Continued strong balance sheet with $921 million cash and equivalents

•	U.S. Embassy project in Macedonia received notice of substantial completion from customer

HOUSTON, Texas – KBR (NYSE:KBR) announced today that first quarter 2009 net income attributable to KBR was $77 million, or $0.48 per diluted share, compared to net income attributable to KBR of $98 million, or $0.58 per diluted share, in the first quarter of 2008.

Consolidated revenue in the first quarter of 2009 was $3.2 billion, an increase of 27% from $2.5 billion in the first quarter of 2008. Consolidated operating income was $144 million in the first quarter of 2009 compared to $154 million in the first quarter of 2008.

“Fundamentally, this was a solid quarter for KBR, in terms of earnings and execution, and our backlog continues to remain solid in an increasingly tough environment. KBR’s project teams continue to work hard to deliver quality execution on projects for our customers.” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “I’m also pleased with the progress over the quarter on the U.S. Embassy project, which received notice of substantial completion from our customer.”

2009 First Quarter Business Unit Results

Upstream business unit income was $73 million in the first quarter of 2009 compared to business unit income of $105 million in the first quarter of 2008. Business unit income in the first quarter of 2009 included a charge of $15 million for KBR’s share of an unfavorable arbitration decision related to the In Amenas project and a gain of $16 million, or approximately $0.03 per diluted share to KBR, on the reversal of accruals on completed EPC projects at KBR’s 55% owned MWKL company. Business unit income in the first quarter of 2009 had positive contributions from various gas monetization projects, including the Pearl GTL, Skikda LNG, Gorgon LNG, Tangguh LNG, and Escravos GTL projects, and several offshore related projects in Australia and the Caspian area. Business unit income in the first quarter of 2008 included a $51 million gain on a favorable arbitration award related to the EPC-28 project contracted with PEMEX.

Government and Infrastructure business unit income was $81 million in the first quarter of 2009 compared to business unit income of $80 million in the first quarter of 2008. Business unit income in the first quarter of 2009 had positive contributions from Iraq-related activities, the Allenby & Connaught project, work on the CENTCOM project, and several water projects. Business unit income in the first quarter of 2008 included a $12 million charge related to the U.S. Embassy project in Macedonia.

Services business unit income was $24 million in the first quarter of 2009 compared to business unit income of $13 million in the first quarter of 2008. Business unit income in the first quarter of 2009 had positive contributions from BE&K, including continued work on power projects in Georgia and Texas, in addition to legacy construction and maintenance work in Texas and offshore service vessels in the Gulf of Mexico.

Downstream business unit income was $0 million in the first quarter of 2009 compared to business unit income of $8 million in the first quarter of 2008. Business unit income in the first quarter of 2009 included additional costs related to an equipment failure on the EBIC ammonia project in Egypt and positive contributions from the Yanbu export refinery project, program management services for the Ras Tanura project in Saudi Arabia, and several BE&K projects.

Technology business unit income was $3 million in the first quarter of 2009 compared to business unit income of $5 million in the first quarter of 2008. Business unit income in the first quarter of 2009 had positive contributions from several ammonia projects in South America and royalty payments for technology licenses in Europe and China.

Ventures business unit income was $10 million in the first quarter of 2009 compared to a business unit loss of $4 million in the first quarter of 2008. Business unit income in the first quarter of 2009 included $8 million in income on two road projects related to a favorable U.K. tax depreciation ruling and positive contributions from the investment in the Allenby & Connaught military accommodation and services project and an investment in a heavy equipment transport operator in the United Kingdom.

Corporate general and administrative expense in the first quarter of 2009 was $49 million compared to $56 million in the prior year first quarter. The year-over-year decrease was primarily due to lower spending related to the 2008 implementation of HR/Payroll systems, accrued sales and use taxes in the first quarter of 2008, as well as lower overall general and administrative spending, and the delay in hiring and salary administrative activities during the first quarter of 2009.

Total cash flows used in operating activities for the first three months ended March 31, 2009 was $172 million, which included a $143 million reduction in net committed cash from advanced payments related to consolidated joint ventures and a contract in progress. Also, working capital for Iraq-related work increased during the first quarter of 2009, further reducing cash by $110 million.

Significant Achievements and Awards

•

KBR announced a division of its Services business unit, BE&K, was awarded a $126 million contract by the Solid Waste Authority of Palm Beach County, Fla., to provide engineering, procurement and construction services for the refurbishment of its North County waste-to-energy resource recovery facility. The scope of work includes the replacement of boiler internals, upgrades to the electrical and control systems, upgrades to pollution control equipment, and removal and replacement of electrostatic precipitators with fabric filter houses.

•

KBR announced that it was awarded a contract by BP, on behalf of Azerbaijan International Oil Company to provide front-end engineering and design (FEED) services for the Chirag Oil Project in the Azerbaijan sector of the Caspian Sea. KBR will provide FEED and procurement support services for a single, large drilling platform that ties into the existing Azeri-Chirag-Gunashli (ACG) oil field development infrastructure.

•

KBR announced it was awarded a contract by Egypt Hydrocarbon Corporation to complete a FEED project for an ammonium nitrate plant being developed by Carbon Holdings at its proposed Petrochemical Complex near the Red Sea in Egypt. KBR will perform engineering services for both the process units, and the utilities and offsites for the plant.

•

KBR announced it was awarded a job order contract by TCPN (The Cooperative Purchasing Network) to provide construction management services for public entities throughout the entire state of Texas. The one-year contract offers five option years for the renewal and has an anticipated value of $24 million. KBR will provide a full range of construction management services that will vary in size and scope and will include facilities repair, renovations and new construction for all public entities throughout the state. The job order contract is designed to provide a more responsive and cost-effective solution for public and private schools, colleges, universities, cities, counties, and other government or non-profit entities within the state of Texas.

•	KBR announced it was awarded a contract by the U.S. Army Contracting Command to execute bulk fuel farm operations at specific military sites near Shuiba Port and at Camp Buehring in

Kuwait. The one-year contract offers four one-year options for renewal and has an anticipated value of up to $19.2 million. KBR will provide all services, resources, and management necessary to perform bulk fuel farm operation, fuel transfer, inventory management and operations, and related maintenance at specified locations for equipment and vehicles.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream, and Ventures business units.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 25, 2009, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income

(Millions of dollars and shares except per share data) (Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
	2009	2008	2008
Revenue:
Government and Infrastructure	$1,729	$1,684	$1,788
Upstream	751	611	822
Services	569	108	597
Downstream	113	100	145
Technology	20	19	23
Ventures	8	(3)	1
Other	10	—	10
Total revenue	$3,200	$2,519	$3,386
Business unit income (loss):
Government and Infrastructure	$81	$80	$85
Upstream	73	105	65
Services	24	13	53
Downstream	—	8	14
Technology	3	5	3
Ventures	10	(4)	(1)
Other	1	—	2
Total business unit income	192	207	221
Unallocated costs:
Labor cost absorption	1	3	(8)
Corporate general and administrative	(49)	(56)	(60)
Total operating income	144	154	153
Interest income, net	1	16	3
Foreign currency gain (loss), net	5	(3)	(6)
Income before income taxes	150	167	150
Provision for income taxes	(55)	(60)	(61)
Net income	$95	$107	$89
Less: Net income attributable to non controlling interests	(18)	(9)	(1)
Net income attributable to KBR	$77	$98	$88

Net income attributable to KBR per share(a):
Basic	$0.48	$0.58	$0.55
Diluted	$0.48	$0.58	$0.54

Basic weighted average shares outstanding	161	169	161
Diluted weighted average shares outstanding	162	170	162

Cash dividends declared per share(b)	$0.05	$0.05	$0.05

(a)	Due to the effect of rounding, the sum of the individual per share amounts may not equal the total shown.

(b)	The dividend in the first quarter of 2009 was declared in December 2008 for shareholders of record as of March 13, 2009.

KBR, Inc.: Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and equivalents	$921	$1,145
Receivables:
Accounts receivable, net	1,531	1,312
Unbilled receivables on uncompleted contracts	798	835
Total receivables	2,329	2,147
Deferred income taxes	163	107
Other current assets	562	743
Total current assets	3,975	4,142
Property, plant, and equipment, net of accumulated
depreciation of $231 and $224	240	245
Goodwill	695	694
Intangible assets, net	68	73
Equity in and advances to unconsolidated affiliates	189	185
Noncurrent deferred income taxes	152	167
Unbilled receivables on uncompleted contracts	135	134
Other assets	201	244
Total assets	$5,655	$5,884

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,322	$1,387
Due to former parent, net	56	54
Advanced billings and unearned revenue on uncompleted contracts	502	519
Reserve for estimated contract losses	63	76
Employee compensation and benefits	353	320
Other current liabilities	511	680
Current liabilities of discontinued operations	5	7
Total current liabilities	2,812	3,043
Noncurrent employee compensation and benefits	383	403
Other noncurrent liabilities	284	333
Noncurrent income tax payable	39	34
Noncurrent deferred tax liability	38	37
Total liabilities	3,556	3,850
KBR shareholders’ equity:
Common stock	—	—
Paid-in capital in excess of par value	2,095	2,091
Accumulated other comprehensive loss	(442)	(439)
Retained earnings	673	596
Treasury stock	(212)	(196)
Total KBR shareholders’ equity	2,114	2,052
Non-controlling interest	(15)	(18)
Total shareholders’ equity	2,099	2,034
Total liabilities and shareholders’ equity	$5,655	$5,884

KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income attributable to KBR	$77	$98
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	14	8
Equity earnings from unconsolidated affiliates	(21)	(21)
Deferred income taxes	(15)	19
Other	13	(31)
Changes in operating assets and liabilities:
Receivables	(223)	(14)
Unbilled receivables on uncompleted contracts	9	68
Accounts payable	(54)	71
Advanced billings and unearned revenue on uncompleted contracts	17	(234)
Accrued employee compensation and benefits	35	9
Reserve for loss on uncompleted contracts	(13)	1
Collection of advances from unconsolidated affiliates, net	2	70
Distribution of earnings from unconsolidated affiliates	14	41
Other assets	(52)	(94)
Other liabilities	25	77
Total cash flows provided by (used in) operating activities	(172)	68
Cash flows from investing activities:
Capital expenditures	(7)	(8)
Other investing activities	2	(7)
Total cash flows used in investing activities	(5)	(15)
Cash flows from financing activities:
Payments to reacquire common stock	(16)	—
Net proceeds from issuance of common stock	—	1
Excess tax benefits from stock-based compensation	—	1
Payment of dividend to shareholders	(8)	—
Payments of dividends to non-controlling interest shareholders	(17)	(9)
Total cash flows used in financing activities	(41)	(7)
Effect of exchange rate changes	(6)	20
Increase (decrease) in cash and equivalents	(224)	66
Cash and equivalents at beginning of period	1,145	1,861
Cash and equivalents at end of period	$921	$1,927

KBR, Inc.: Revenue and Operating Results by Business Unit

(In millions) (Unaudited)

	Three Months Ended
	March 31,		December 31,
Revenue:	2009	2008	2008
G&I: U.S. Government – Middle East Operations	$1,457	$1,368	$1,446
U.S. Government – Americas Operations	129	121	158
International Operations	143	195	184
Total G&I	1,729	1,684	1,788
Upstream:
Gas Monetization	655	445	703
Oil & Gas	96	166	119
Total Upstream	751	611	822
Services	569	108	597
Downstream	113	100	145
Technology	20	19	23
Ventures	8	(3)	1
Other	10	—	10
Total revenue	$3,200	$2,519	$3,386
Business unit income (loss):
G&I: U.S. Government – Middle East Operations	$62	$69	$59
U.S. Government – Americas Operations	16	1	9
International Operations	35	39	44
Total job income	113	109	112
Divisional overhead	(32)	(29)	(27)
Total G&I business unit income	81	80	85
Upstream:
Gas Monetization	65	41	55
Oil & Gas	18	75	19
Total job income	83	116	74
Divisional overhead	(10)	(11)	(9)
Total Upstream business unit income	73	105	65
Services:
Job income	44	16	75
Divisional overhead	(20)	(3)	(22)
Total Services business unit income	24	13	53
Downstream:
Job income	6	12	20
Divisional overhead	(6)	(4)	(6)
Total Downstream business unit income	—	8	14
Technology:
Job income	9	10	9
Divisional overhead	(6)	(5)	(6)
Total Technology business unit income	3	5	3
Ventures:
Job income (loss)	8	(3)	(1)
Gain on sale of assets	2	—	—
Divisional overhead	—	(1)	—
Total Ventures business unit income (loss)	10	(4)	(1)
Other:
Job Income	3	—	3
Gain on sale of assets	—	—	1
Divisional overhead	(2)	—	(2)
Total Other business unit income	1	—	2
Total business unit income	$192	$207	$221

KBR, Inc.: Backlog Information(a)

(In Millions) (Unaudited)

	March 31,	December 31,
	2009	2008
G&I:
U.S. Government - Middle East Operations	$853	$1,428
U.S. Government - Americas Operations	528	600
International Operations	1,385	1,446
Total G&I(b)	2,766	3,474
Upstream:
Gas Monetization	5,802	6,196
Oil & Gas	207	260
Total Upstream	6,009	6,456
Services	2,635	2,810
Downstream	584	578
Technology	119	130
Ventures	645	649
Total backlog	$12,758	$14,097

(a) Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to projects accounted for under the equity method of accounting is presented as KBR’s share of the expected future revenue from the project. Our backlog for projects related to unconsolidated joint ventures totaled $2.2 billion and $2.4 billion at March 31, 2009 and December 31, 2008, respectively. Our backlog related to consolidated joint ventures with minority interest totaled $2.8 billion and $3.1 billion at March 31, 2009 and December 31, 2008, respectively.

As of March 31, 2009, 22% of our backlog for continuing operations was attributable to fixed-price contracts and 78% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

(b)

The Government and Infrastructure segment backlog includes backlog attributable to firm orders in the amount of $2.6 billion and $3.3 billion as of March 31, 2009 and December 31, 2008, respectively. Government and Infrastructure backlog attributable to unfunded orders was $0.2 billion as of March 31, 2009 and $0.2 billion as of December 31, 2008.

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